SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

INSITE VISION INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22332 (Commission File No.)	94-3015807 (I.R.S. Employer Identification Number

InSite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 865-8800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Change in Control Agreement with Chief Executive Officer

On May 2, 2007, InSite Vision Incorporated (the “Company”) entered into a Change in Control Agreement (the “Agreement”) with S. Kumar Chandrasekaran, Ph.D., the Company’s Chairman of the Board, Chief Executive Officer and Chief Financial Officer, in order to provide severance benefits to Dr. Chandrasekaran should his employment terminate in certain circumstances in connection with a change in control of the Company.

Under the Agreement, if, within 6 months before or 12 months after a change in control of the Company, (a) the Company terminates Dr. Chandrasekaran’s employment without cause, (b) Dr. Chandrasekaran terminates his employment for good reason or (c) Dr. Chandrasekaran dies or become disabled, he would be entitled to the following payments and benefits:

(1) the cash lump sum equal to the sum of two (2) times Dr. Chandrasekaran’s annual base salary and two (2) times Dr. Chandrasekaran’s annual target bonus opportunity for the fiscal year in which the severance occurs (or, if no annual target bonus opportunity has been established for such fiscal year, the average annual bonus received by Dr. Chandrasekaran in the three (3) fiscal years immediately preceding the fiscal year in which the severance occurs);

(2) all equity-based awards granted by the Company to Dr. Chandrasekaran that are outstanding and unvested as of his severance date, shall immediately become fully vested and any repurchase right or restricted period in favor of the Company shall lapse;

(3) the Company will pay or reimburse Dr. Chandrasekaran for the cost of the premiums charged to continue his medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act for a period of 24 months following the termination;

(4) in the event that Dr. Chandrasekaran’s severance benefits are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986, the Company will make an additional payment to Dr. Chandrasekaran so that the net amount of such payment (after taxes) received by Dr. Chandrasekaran is sufficient to pay the excise tax due (a “gross-up payment”).

Dr. Chandrasekaran’s right to benefits under the Agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment. The terms “cause,” “good reason” and “change in control” as used above are each defined in the Agreement.

2007 Salary Increases and Bonus Award for Certain Executive Officers

On May 2, 2007, the Company’s Stock Plan and Compensation Committee (the “Compensation Committee”) determined that in light of the Company’s accomplishment of certain milestones, including completion of a corporate collaboration for the license of AzaSite, which was completed with Inspire Pharmaceuticals on February 15, 2007 and U.S. Food and Drug Administration approval of the New Drug Application for AzaSite, which occurred on April 27, 2007, the Compensation Committee approved discretionary bonuses for the Company’s executive officers as follows:

Name	Milestone Bonus Amount
S. Kumar Chandrasekaran, Ph.D.	$350,000
Lyle Bowman	$70,000
Sandra Heine	$50,000
David Heniges	$40,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2007

InSite Vision Incorporated (Registrant)

By:	/s/ S. Kumar Chandrasekaran
Name:	S. Kumar Chandrasekaran, Ph. D.
Title:	Chairman of the Board, Chief Executive Officer and Chief Financial Officer (on behalf of Registrant)